Exhibit 2.01
SHARES PURCHASE AGREEMENT
dated as of May 23, 2006
among
NSI SOFTWARE, INC.
and the
SHAREHOLDERS OF SUNBELT SYSTEM SOFTWARE S.A.S.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

SHARES PURCHASE AGREEMENT
THIS SHARES PURCHASE AGREEMENT, dated as of May 23, 2006 (this “Agreement”), is entered into by and among NSI SOFTWARE, INC., a Delaware corporation with its principal place of business located at 257 Turnpike Road, Southboro, MA 01772, USA (“NSI”), and (i) SUNBELT INTERNATIONAL S.A.R.L., a limited liability company existing under the laws of the Republic of France, and (ii) Mr. Jo MURCIANO, residing at 7, Allée Jean Houdon, 92500 Rueil-Malmaison, France (collectively, the “Sunbelt Shareholders”) as the holders of all of the shares of SUNBELT SYSTEM SOFTWARE S.A.S., a société par actions simplifiée existing under the laws of the Republic of France, with a share capital of €37,000, having its corporate headquarters located at 116-118 avenue Paul Doumer 92500 Rueil-Malmaison, identified under number 389 300 690 RCS Nanterre (“Sunbelt”).
RECITALS
A. The Board of Directors of NSI and the Sunbelt Shareholders deem it advisable and in the best interests of each company and their respective stockholders that NSI acquire Sunbelt in order to advance the long-term business interests of NSI and Sunbelt;
B. The acquisition of Sunbelt by NSI shall be effected by the terms of this Agreement through a sale by the Sunbelt Shareholders of all the five hundred (500) shares of Sunbelt (the “Sunbelt Shares”) to NSI, in exchange for cash and cash payments to be earned over time based on Sunbelt’s performance from and after the consummation of the transaction described herein (such transaction, the “Sale”) pursuant to the terms of that certain Xcelerate Distributor Agreement dated as of July 30, 2001, by and between NSI and Sunbelt, as amended to date and as further modified hereby (the “Distribution Agreement”) and attached as Exhibit A;
C. As a condition and inducement to NSI’s willingness to enter into this Agreement, the closing of the Sale shall occur simultaneously with the execution of this Agreement and, accordingly the Sunbelt Shareholders have obtained all authorizations, consents and approvals required by French law to close the Sale.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:
ARTICLE I
THE SALE OF THE SHARES
Section 1.1 Purchase and Sale of Sunbelt Shares. Subject to the provisions of this Agreement:

     (a) On the terms and subject to the conditions set forth in this Agreement, the Sunbelt Shareholders hereby sell to NSI, and NSI hereby purchases, all of the Sunbelt Shares free and clear of all encumbrances of any kind.; and
     (b) As consideration for the Sale and subject to the terms and conditions set forth in this Agreement, NSI shall deliver to the Sunbelt Shareholders the consideration set forth in Article II of this Agreement on the dates provided for therein.
Section 1.2 The Closing. The Sale of the Sunbelt Shares (the “Closing”) is completed and becomes effective as of the date first written above. “Closing Date” means the date the Agreement is executed.
ARTICLE II
SALE CONSIDERATION
Section 2.1 Sale Consideration. On the Closing Date and contemporaneously with the execution of this Agreement, the Sunbelt Shareholders are delivering to NSI all of the Sunbelt Shares. The purchase price payable in respect of the Sunbelt Shares shall equal the sum of the Initial Purchase Price and the Earn-Out Payments, each as defined herein (such aggregate amount, the “Purchase Price”). The “Initial Purchase Price” shall be equal to €707,850 (seven hundred seven thousands eight hundred fifty euro) to be paid subject to Section 2.1(b) below, in whole or in part amount, by NSI to the Sunbelt Shareholders, pro rata in accordance with their respective ownership of the Sunbelt Shares on the Closing Date, as Mr. Jo Murciano shall direct, at such time or from time to time and to the extent that Sunbelt shall have a Positive Cash Balance (as defined below) at the time of payment. In addition, in accordance with and subject to the terms, provisions, and conditions of this Section 2.1, NSI will make monthly payments to the Sunbelt Shareholders (“Earn-Out Payments”) with respect to payments made to NSI under the Distribution Agreement during the two years beginning January 1, 2006 and ending December 31, 2007 (the “Earn-Out Period”), provided that, with respect to each Earn-Out Payment, (1) Sunbelt achieves Net Operating Income equal to or greater than zero for the respective Monthly Measuring Period (as defined below) in which the applicable Earn-Out Payment was earned, and (2) Sunbelt shall have a Positive Cash Balance as of the last day of the Monthly Measuring Period in which the applicable Earn-Out Payment was earned. The parties agree that the Earn-out Payments payable with respect to the three-months ended March 31, 2006 shall be equal to $656,826.25. Accordingly, on the Closing Date, NSI will (i) pay to the Sunbelt Shareholders, by wire transfer of immediate available funds to such accounts as Sunbelt Shareholders have designated in writing to NSI, pro rata in accordance with their respective ownership of the Sunbelt Shares on the Closing Date, the sum corresponding to 80% of the Earn-Out Payments accrued on March 31, 2006, in an aggregate of $525,461.00; and (ii) deposit on the Escrow Account the amount of $131,365.25, equivalent to 20% of the Earn-Out Payments accrued on March 31, 2006.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     Capitalized terms used in this Section 2.1 and not otherwise defined herein shall have the meanings ascribed to such terms in the Distribution Agreement.
     (a) Subject to paragraph (b) below, NSI will pay Earn-Out Payments to the Sunbelt Shareholders, pro rata in accordance with their respective ownership of Sunbelt Shares on the Closing Date, in an amount equal to *% of the Aggregate Dollar Value of the amounts paid by Sunbelt to NSI in respect of purchases made under the Distribution Agreement during each month commencing on January 1, 2006 and ending December 31, 2007 (each a “Monthly Measuring Period”). For purposes of explanation and not of limitation, amounts paid by Sunbelt to NSI will be credited in the Monthly Measuring Period that NSI actually receives payment, regardless of the Monthly Measuring Period in which the purchase was booked by NSI. “Aggregate Dollar Value” means the total dollar value (U.S.) of Licensed Software, Annual Maintenance Contracts, Pass Thru Training and Packaged Services ordered by Sunbelt, taking into account all applicable discounts and rebates applicable thereto under the Distribution Agreement; provided, however, that with respect to any amounts included in the Aggregate Dollar Value from the Annual Maintenance Contracts, only *% of such amounts shall be included in the total, and provided further, that with respect to Annual Maintenance Contracts having a term of two years, Sunbelt will receive credit for only one additional year’s payment for contracts entered into from and after June 30, 2007, and with respect to Annual Maintenance Contracts having a term of three years, Sunbelt will receive credit for only one additional year’s payment for contracts entered into from and after December 31, 2006, and in any event, two- and three-year Annual Maintenance Contracts may not exceed 20% of sales of Annual Maintenance Contracts included in the calculation of any Earn-Out Payment. Notwithstanding the foregoing, if prior to the end of the Earn-Out Period the aggregate amount of Earn-Out Payments paid to the Sunbelt Shareholders equals U.S. $10 Million (less any amounts set off in accordance with Section 2.1(h))(the “Target Amount”), the percentage of the Aggregate Dollar Value used to calculate the amount of any remaining Earn-Out Payments shall be reduced from *% to *%.
     (b) NSI shall deposit in escrow an amount equal to 20% of the Initial Purchase Price and of each Earn-Out Payment otherwise due and payable to the Sunbelt Shareholders under paragraph (a) (the “Escrow Amount”) above pursuant to the provisions of an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit B. The Escrow Amount shall be held in escrow and available to indemnify NSI for Damages payable pursuant to Article VIII hereof and as otherwise described therein.
     (c) If no Earn-Out Payment is made for any Monthly Measuring Period (a “Shortfall Month”) solely as a result of the failure of Sunbelt to achieve Net Operating Income equal to or greater than zero for the applicable period and/or to have a Positive Cash Balance at the end of

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

such period, the Earn-Out Payment that would have otherwise been payable for such Shortfall Month in the absence of such failure(s)(a “Missed Payment”) shall be paid as an Earn-Out Payment for the first succeeding Monthly Measuring Period thereafter in which the following conditions are satisfied: (i) if the Missed Payment was due to failure to achieve positive Net Operating Income in the Shortfall Month, then the Net Operating Income for the Shortfall Month, which added to the Net Operating Income for the succeeding Monthly Measuring Period(s) on a cumulative basis, must be equal to or greater than zero; and/or (ii) if the Missed Payment was due to the failure to have a Positive Cash Balance at the end of the Shortfall Month, Sunbelt must have a Positive Cash Balance as of the last day of such succeeding Monthly Measuring Period.
     (d) Mr. Jo Murciano, as representative of the Sunbelt Shareholders (the “Representative”), will provide NSI with monthly financial statements of Sunbelt within ten business days of the end of each month during the Earn-Out Period (consisting of an income statement, statement of cash flows and a balance sheet as of the end of such month), together with a certification of the Representative attesting as to whether Sunbelt has met the conditions entitling the Sunbelt Shareholders to receive an Earn-Out Payment for such month as set forth in this Section 2.1 and confirming that such monthly financial statements have been prepared in accordance with French GAAP, consistent with past practices (subject to the absence of footnotes and customary year-end adjustments)(such monthly financial statements and associated certification, a “Monthly Report”). NSI will review the Monthly Reports and notify the Representative of any disputes with respect to the reported information. All undisputed portions of the Earn-Out Payments will become due and payable within seven business days after the receipt of the Monthly Report. NSI will include along with any Earn-Out Payment a statement showing how that Earn-Out Payment was calculated. In the event of a dispute over the payment of, or amount of, an Earn-Out Payment, the parties shall meet and use their good faith efforts to resolve such dispute, however, if such dispute is not resolved within 30 days of written notice thereof detailing the basis for such dispute, NSI and the Representative will select a mutually acceptable accounting firm to resolve such dispute. If NSI and the Representative are unable to agree on the choice of an accounting firm, they will select by lot a nationally-recognized accounting firm in France (after excluding NSI’s and Sunbelt’s respective regular outside accounting firms). NSI and the Representative shall cause such accounting firm, within 20 days after its selection, to resolve such disagreement, which resolution will be conclusive and binding upon the parties. If the parties submit any disputes to an accounting firm for resolution as provided in this Section 2.1(d), the fees and expenses of the accounting firm shall be borne one-half by NSI and one-half by the Sunbelt Shareholders, provided that (i) if the Earn-Out Payment calculated by NSI is less than the accounting firm’s determination by an amount equal to or greater than $50,000, such fees and expenses shall be borne entirely by NSI and (ii) if the Earn-Out Payment calculated by Representative is greater than the accounting firm’s determination by an amount equal to or greater than $50,000, such fees and expenses shall be borne entirely by the Sunbelt Shareholders.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (e) Prior to the expiration of the Earn-Out Period, if the aggregate Earn-Out Payments paid to the Sunbelt Shareholders are less than the Target Amount, NSI shall have the right, but not the obligation, to pay to the Sunbelt Shareholders, on one occasion, an amount equal to the difference between the Target Amount and the aggregate Earn-Out Payments that have been paid to the Sunbelt Shareholders, which payment would then be the final amount paid to the Sunbelt Shareholders with respect to amounts owing under this Section 2.1. Notwithstanding the foregoing, NSI may not exercise this right between the thirteen-month anniversary of the Closing Date and the end of the Earn-Out Period if, as of the date on which NSI wishes to so exercise, the ratio expressed as the difference between the Target Amount and the aggregate Earn-Out Payments previously paid to the Sunbelt Shareholders, divided by the Target Amount, is less than 50% of the number of months remaining in the Earn-Out Period divided by 24. By way of illustration, if the Sunbelt Shareholders have received $8 million in aggregate Earn-Out Payments and 14 months have elapsed since the Closing Date, with ten months remaining in the Earn-Out Period, NSI would not be able to exercise the early purchase right, because 0.2 is less than 50% of 0.41667.
     (f) In the event that prior to the expiration of the Earn-Out Period, there shall occur (i) the acquisition of NSI by another entity, person or group by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation whether of NSI with or into any other corporation or corporations or of any other corporation or corporations with or into NSI but excluding any merger effected exclusively for the purpose of changing the domicile of NSI or any change in ownership resulting from the issuance of capital stock in a public offering of securities where no one entity, person or group shall acquire control of NSI), or (ii) a sale of all or substantially all of the assets of NSI, excluding in each case a transaction as a result of which the holders of capital stock of NSI immediately prior to such transaction (by reason of such holdings) own 50% or more of the voting power of the corporation surviving such transaction (or other corporation which is the issuer of the capital stock into which the capital stock of NSI is converted or exchanged in such transaction) (any such event, a “Change of Control”), then, as a condition to the consummation of the Change of Control Transaction, the Sunbelt Shareholders shall be paid an amount equal to the lesser of (x) the difference between the Target Amount and the aggregate Earn-Out Payments that have been paid to the Sunbelt Shareholders, and (y) U.S. $2,500,000, such amount to be set off on a pro rata basis against any Earn-Out Payments earned and payable in the month in which the Change of Control is consummated and in each of the succeeding five months (or such lesser period if the Earn-Out Period shall expire prior to the end of such period).

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (g) In the event that prior to the expiration of the Earn-Out Period, Mr. Jo Murciano shall be terminated as President of Sunbelt without Cause (as defined below), at the option of the Representative, the Sunbelt Shareholders shall be paid an amount equal to the average Earn-Out Payment made or payable with respect to the Monthly Measuring Periods preceding Mr. Murciano’s termination (calculated by dividing the aggregate payments made or payable divided by number of Monthly Measuring Periods for which payments have been made or become payable), multiplied by the number of months remaining in the Earn-Out Period (the “Termination Payment”). For purposes of this Section 2.1(g), “Cause” shall mean Mr. Murciano shall commit a criminal act (other than a traffic offense or a délit not involving fraud, dishonesty), fail to spend his working time on Sunbelt duties and responsibilities consistent with past practice or fail or refuse to perform any material obligation reasonably required by NSI in connection with his job responsibilities, and such failure or refusal shall continue during the ten (10) day period following the receipt by Mr. Murciano of written notice from NSI of such failure or refusal, commit any act of gross negligence in the performance of his duties hereunder and fail to take appropriate corrective action during the ten (10) day period following the receipt by Mr. Murciano of written notice from NSI of such gross negligence, or commit any act of willful misconduct materially injurious to Sunbelt or NSI. In the event that Jo Murciano resigns as President of Sunbelt prior to the expiration of the Earn-Out Period as a result of any of the following actions by NSI or Sunbelt, then such resignation shall be deemed to be a termination by NSI or Sunbelt without Cause for purposes of this paragraph: (a) if NSI or Sunbelt changes Jo Murciano’s title or materially changes his duties or responsibilities (it being understood and agreed that the addition of personnel by NSI to assist in the management of Sunbelt shall not be deemed to be a material change to Jo Murciano’s duties or responsibilities for purposes of this paragraph), (b) if Jo Murciano’s office or the headquarters of Sunbelt are moved outside of Ille de France, or (c) if there is any decrease in Jo Murciano’s base salary or variation in the method by which his bonus compensation is calculated. The Representative shall deliver notice (the “Election Notice”) to NSI within ten business days of his last day as President of Sunbelt (or, if later, within ten business days of his receipt of notice of termination as President) of the election to receive the Termination Payment, and NSI shall deliver the Termination Payment to the Sunbelt Shareholders within five business days of receipt of the notice, whereupon all obligations of NSI to make further Earn-Out Payments to the Sunbelt Shareholders shall cease. If Mr. Murciano is terminated for Cause or if no Election Notice shall be delivered within the time prescribed above, there shall be no acceleration of any payments otherwise required to be paid hereunder, but this Agreement shall continue in full force and effect, and Earn-Out Payments shall continue to be payable in accordance with this Agreement.
     (h) At any time until the termination of the Earn-Out Period, if NSI believes it is entitled to indemnification for Damages pursuant to Article VIII hereof and such Damages are disputed by the Representative, NSI may, at NSI’s sole discretion, set-off any payment of any

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Earn-Out Payment by an amount up to the amount of the Damages by placing the amount of such set-off in the escrow account to be established pursuant to the terms of the Escrow Agreement to the extent the then current balance in the Escrow Account is not sufficient to pay in full such Damages. NSI covenants and agrees to withdraw funds from the Escrow Account (as defined in the Escrow Agreement) only in accordance with the terms and conditions of the Escrow Agreement. Notwithstanding anything to the contrary herein, Earn-Out Payments (including payments made pursuant to paragraphs (e), (f) and (g) above) may be reduced by any undisputed amounts owed by the Sunbelt Shareholders to NSI under Article VIII hereof.
     (i) During the Earn-Out Period, the parties agree that there will be no change to Sunbelt’s accounting policies that would affect in any material way the calculation of the Earn-Out Payments or the payment of the Initial Purchase Price without the mutual agreement of NSI and the Sunbelt Shareholders unless such change is required to be made in accordance with French GAAP. Notwithstanding the foregoing, the parties acknowledge and agree that NSI may direct Sunbelt to take such actions from and after Closing to maximize Sunbelt’s tax efficiencies as may be appropriate or to comply with SEC or listing exchange requirements in connection with a public offering, provided that if any such actions would adversely affect in any material way the calculation of the Earn-Out Payment or the payment of the Initial Purchase Price, then such actions will be disregarded when calculating the Earn-Out Payments and determining whether the Sunbelt Shareholders are entitled to Earn-Out Payments and Initial Purchase Price payments.
     (j) As used in this Section 2.1, each of the following terms shall have the meaning set forth below:
     “Expenses” shall mean the sum of all expenses of Sunbelt allocable to Revenue for any period.
     “French GAAP” means generally accepted accounting principles as in effect in France from time to time.
     “Net Operating Income” or “NOI” for any period shall mean the operating income (loss) (résultat d’exploitation) of Sunbelt calculated in accordance with French GAAP.
     “Positive Cash Balance” shall mean, as of any determination date, that Sunbelt has a cash balance greater than zero on such determination date and there occurred no cash shortfalls during the relevant period requiring borrowings or capital contributions (other than Shortfall Loans (as defined in Section 2.1(k)) or trade credit), provided that (i) all financial debts (dettes financières), including any shareholder cash contribution or advance (compte courant d’associé),

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

made after Closing; and (ii) any Expenses that Sunbelt has not paid prior that date that would otherwise have been paid if Sunbelt had paid its Expenses from available cash in the Ordinary Course of Business prior to the determination date, shall be subtracted from the cash balance for purposes of making this determination (except that Shortfall Loans will not be so subtracted). For purposes of this paragraph, “financial debts” shall not include the shareholder loan to be made by NSI after closing in an amount not to exceed 726,000 Euro (the “Loan”) or any portion of that Loan that remains unpaid as of any date of determination; provided, however, that any future shareholder loans shall be included in the term “financial debts.”
     “Revenue” shall mean the total revenue for Sunbelt in any period relating to Sunbelt’s business, net of any bad debt expense.
     (k) In addition to the covenants set forth in Section 5.5 hereof, for purposes of determining whether the Sunbelt Shareholders shall be entitled to an Earn-Out Payment for any Monthly Measuring Period:
     (i) Net Operating Income will be calculated on a basis consistent with past practice except and to the extent of any changes required by French GAAP, and the following shall be excluded from the calculation of Net Operating Income: (A) any management fee or other fee, charge, or expense paid or payable by Sunbelt to, or otherwise allocated to Sunbelt by, NSI or any Affiliate of NSI (except for any such fees, charges or expenses paid in the Ordinary Course of Business by Sunbelt prior to December 31, 2005)(“Special Charges and Expenses”), (B) any operating expenses that are attributable to an increase in operating expenses in excess of the ordinary and customary increases historically made by Sunbelt prior to the Closing Date in response to increased sales or sales forecasts, unless such increase is directed by the Representative (“Extraordinary Operating Expenses”)(it being understood and agreed that as soon as practicable following the Closing, Sunbelt shall hire a bilingual (French and English) person satisfactory to NSI, in its sole discretion, with expertise in US and French accounting practices and such person’s compensation shall not be deemed to be an Extraordinary Operating Expense), and (C) any depreciation or amortization expense associated with capital assets acquired by Sunbelt subsequent to the Closing Date other than acquisitions in the Ordinary Course of Business and other than acquisitions directed by the Representative (“Extraordinary Capital Purchases”). For purposes of clarification, any incremental accounting and finance costs and expenses that result from NSI’s accounting review or audit of Sunbelt’s historical financial statements and records, shall be deemed to be “Extraordinary Operating Expenses.” Notwithstanding the foregoing, if the Representative shall voluntarily resign as President of Sunbelt prior to the expiration of the Earn-Out Period, any Extraordinary Operating Expenses or

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Extraordinary Capital Purchases authorized or made in good faith at the direction of the succeeding President or Chairman and directly relating to the business of Sunbelt (other than IPO-related Expenses) shall be deemed to be directed by the Representative.
     (ii) Sunbelt will be deemed to have a Positive Cash Balance as of any determination date if the failure to have a Positive Cash Balance is attributable solely to any Special Charges and Expenses, Extraordinary Operating Expenses, Extraordinary Capital Purchases, and/or any post-Closing dividends or other shareholder distributions by Sunbelt in excess of an amount equal to 102.5% of the Initial Purchase Price paid to the Sunbelt Shareholders prior to the determination date .
     (iii) If Sunbelt shall not have a Positive Cash Balance as of any determination date and such failure is the sole reason that no Earn-Out Payment shall be made for the applicable Monthly Measuring Period, the Representative shall have the right, but not the obligation, to direct the Escrow Agent to pay to Sunbelt from the Escrow Account the amount of any such shortfall plus such amount, if any, as the Representative shall deem necessary or advisable to fund Sunbelt’s operations (a “Shortfall Loan”). Such amount shall be treated as a loan to Sunbelt from the Escrow Account and may be repaid to the Escrow Account at the direction of the Representative to the extent that Sunbelt has sufficient cash on hand at the time of repayment such that immediately after making such payment, Sunbelt shall have a Positive Cash Balance. Any Shortfall Loans outstanding at the expiration of the Earn-Out Period shall be treated as claims against the Escrow Account in accordance with the Escrow Agreement and shall be characterized as capital contributions by NSI. Notwithstanding the foregoing, the aggregate amount of Shortfall Loans that may be outstanding at any time may not exceed $532,000.
     (iv) In calculating the amount of the Earn-Out Payment, if any, payable for the Monthly Measuring Period ended December 31, 2007, amounts paid to the Sunbelt Shareholders in respect of Licensed Software in Sunbelt’s inventory and not sold as of such date shall be deducted from such Earn-Out Payment, and any shortfall resulting therefrom shall be paid to NSI from the Escrow Account.
Section 2.2 Allocation of Sale Consideration. The Sunbelt Shareholders have delivered to NSI a schedule of the final allocation of the Sale consideration among them (the “Sale Consideration Allocations Schedule”, attached hereto as Schedule 3.2.(a)), which sets forth for each Sunbelt Shareholder the percentage of the Initial Purchase Price and each Earn-Out Payment such Sunbelt Shareholder is entitled to receive in the Sale as determined in accordance with Section 2.1 and this Section 2.2. NSI and the Sunbelt Shareholders covenant and agree to file all Tax Returns or other tax forms consistent with such allocation and further covenant and agree not to take any position before any governmental authority or in any judicial proceeding

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

that is in any way inconsistent with such allocation, unless otherwise required by law.
Section 2.3 Share Transfer at Closing.
     At the Closing, the Sunbelt Shareholders have delivered to NSI (i) duly executed share transfer forms (“ordres de mouvements”) and in proper form for the transfer of the Sunbelt Shares to NSI, a copy of which is attached as Schedule 2.3(i), (ii) the share transfer registry and the individual shareholders accounts of Sunbelt in which the transfer of the Sunbelt Shares to NSI have been duly registered, a copy of which is attached as Schedule 2.3(ii), and (iii) a duly filled and executed versions of CERFA form N°10408x05 on sale of shares, a copy of which is attached as Schedule 2.3(iii).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SUNBELT
As of the Closing Date (except where the representation or warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), the Sunbelt Shareholders represent and warrant to NSI that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedule delivered by the Sunbelt Shareholders to NSI (the “Sunbelt Disclosure Schedule” attached hereto as Schedule 3), which exceptions are numbered to specifically identify the Section hereof to which such exception relates (provided that any exception or other item disclosed in the Sunbelt Disclosure Schedule shall also be deemed to be disclosed for purposes of all other Sections hereof to which the exception or item may on its face be relevant). All schedules referred to in this Article III that are numbered with reference to a section of this Article III shall be deemed to be a part of the Disclosure Schedule. For purposes of this Article III, the term Sunbelt shall mean, except as otherwise noted, Sunbelt and Sunbelt System Software UK Limited (“Sunbelt UK”).
Section 3.1 Organization of Sunbelt. On March 17, 2006, Sunbelt, which was initially created as a SARL (société à responsabilité limitée) was duly and validly transformed into a SAS (société par actions simplifiée) in compliance with all applicable rules. Sunbelt is a limited liability corporation (société par actions simplifiée) duly organized, validly existing and in good standing under the laws of the Republic of France, has all requisite company power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect on Sunbelt. Sunbelt UK is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

was formed, has all requisite company power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect on Sunbelt. As used in this Agreement, “Material Adverse Effect” shall mean any change, effect or circumstance that (i) is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of Sunbelt or (ii) would reasonably be expected to materially impair the ability of NSI to operate the business of Sunbelt immediately after the Closing. Schedule 3.1 sets forth a true and complete listing of the locations of all sales offices, manufacturing facilities, any other offices or facilities of Sunbelt and a true and complete list of all states in which Sunbelt maintains any employees and a true and complete list of all states in which Sunbelt is duly qualified or licensed to transact business as a foreign corporation.
Section 3.2 Sunbelt Capital Structure.
     (a) The authorized capital of Sunbelt consist of five hundred (500) shares, and there are no other authorized equity interests of Sunbelt. As of the date of this Agreement, there are (i) five hundred (500) Sunbelt Shares issued and outstanding, all of which are validly issued, fully paid and none of which are subject to repurchase rights, (ii) no warrants to purchase any Sunbelt Shares; (iii) no issued and outstanding Sunbelt stock options; (iv) no Sunbelt Shares reserved for future issuance pursuant to any warrants or other rights to purchase Sunbelt Shares; and (v) no issued and outstanding warrants or other rights to purchase Sunbelt Shares. The issued and outstanding Sunbelt Shares are held of record by the shareholders of Sunbelt as set forth and identified in Schedule 3.2(a) which accurately sets forth for each such shareholder of record such shareholder ‘s address (including such shareholder ‘s country and state of residence). All outstanding Sunbelt Shares were issued in compliance with French law. Except as set forth in Schedule 3.2(b), there are no obligations, contingent or otherwise, of Sunbelt to repurchase, redeem or otherwise acquire any Sunbelt Shares or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.
     (b) Except as set forth in Section 3.2(a), there are no equity securities of any class or series of Sunbelt, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a), there are no options, warrants, equity securities, calls, rights, commitments, understandings or agreements of any character to which Sunbelt is a party or by which it is bound obligating Sunbelt to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of Sunbelt or obligating Sunbelt to grant, extend, accelerate the vesting of or enter into any such option,

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

warrant, equity security, call, right, commitment or agreement. Except as set forth in the Sunbelt Disclosure Schedule, Sunbelt is not in active discussion, formal or informal, with any Person regarding the issuance of any form of additional Sunbelt equity that has not been issued or committed to prior to the date of this Agreement. Except as provided in this Agreement or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of Sunbelt.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.
     (c) Except as set forth in Schedule 3.2(c), Sunbelt has never declared, set aside nor paid any dividends to its shareholders and has never authorized the payment of any advance dividends to its shareholders.
Section 3.3 Authority; No Conflict; Required Filings and Consents.
     (a) The Sunbelt Shareholders have all requisite company power and authority to enter into this Agreement and all Transaction Documents to which they are or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary company action on the part of the Sunbelt Shareholders. This Agreement has been and such Transaction Documents have been duly executed and delivered by the Sunbelt Shareholders. This Agreement and each of the Transaction Documents to which the Sunbelt Shareholders are a party constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of the Sunbelt Shareholder, enforceable against them in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally. For purposes of this Agreement, “Transaction Documents” means all documents or agreements required to be delivered by any party under this Agreement including, but not limited to, this Agreement and the Escrow Agreement.
     (b) The execution and delivery by the Sunbelt Shareholders of this Agreement and the Transaction Documents to which they are or will become a party does not and the performance by the Sunbelt Shareholders of their obligations under this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which they are or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the bylaws of Sunbelt and Sunbelt International SARL in

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

effect prior to the Closing, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation (each a “Contract” and, collectively, the “Contracts”) to which Sunbelt is a party or by which it or any of its properties or assets (whether tangible or intangible) is subject, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sunbelt or any of its properties or assets (any such event described in (i), (ii), or (iii), a “Conflict”). Sunbelt has obtained prior to the Closing, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Sale, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date, which are set forth on Schedule 3.3(b). Following the Closing Date, NSI will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Sunbelt would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     (c) None of the execution and delivery by the Sunbelt Shareholders of this Agreement or of any other Transaction Document to which they are or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document requires any consent, approval, order or authorization of, or registration, declaration or filing with, court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) or any third party (so as not to trigger a Conflict), except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable laws, and (ii) such other consents, authorizations, filings, approvals and registrations which are listed in Schedule 3.3(c).
Section 3.4 Financial Statements; Absence of Undisclosed Liabilities; Working Capital.
     (a) Sunbelt has delivered to NSI copies of Sunbelt’s audited balance sheet as of December 31, 2005, and the related audited statements of operations for December 31, 2005 (the “Audited Financial Statements”). Schedule 3.4 lists those material historical accounting practices of Sunbelt that are not in accordance with French GAAP and describes how such Sunbelt historical accounting practices materially deviate from French GAAP and the effect of such material deviation on the Audited Financial Statements. For avoidance of doubt, it is expressly specified that the Audited Financial Statements shall include the above-mentioned documents for each of Sunbelt and Sunbelt UK.
     (b) The Audited Financial Statements are accurate and complete, in accordance with

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

the books and records of Sunbelt, and fairly present the financial position of Sunbelt as of December 31, 2005 and the results of operations and cash flows of Sunbelt for the periods covered thereby. The Audited Financial Statements have been prepared in accordance with historical accounting practices of Sunbelt applied on a basis consistent with prior periods.
     (c) Sunbelt has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Audited Financial Statements, except for those that may have been incurred after the date of the Audited Financial Statements. All debts, liabilities, and obligations incurred after the date of the Audited Financial Statements were incurred in the Ordinary Course of Business.
     (d) Sunbelt maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization (ii) access to the assets of Sunbelt is permitted only in accordance with management’s authorization; (iii) the reporting of the assets of Sunbelt is compared with existing assets at regular intervals; and (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
     (e) Sunbelt’s Working Capital Balance as of December 31, 2005 was not less than €2,326,000. “Working Capital Balance” means the excess of the current assets of Sunbelt and its Subsidiaries over the current liabilities of Sunbelt and its Subsidiaries, all as determined in accordance with French GAAP (to the extent not inconsistent with this Agreement).
Section 3.5 Inventory. All inventory of Sunbelt, whether or not reflected in the Audited Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Audited Financial Statements or on the accounting records of Sunbelt as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Sunbelt.
     “Ordinary Course of Business” means an action taken by a Person only if: (A) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (B) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in substantially similar lines of business as such Person.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Section 3.6 Tax Matters.
     (a) For purposes of this Section 3.6 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:
          (i) The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any national, federal, territorial, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to corporate income taxes and franchise taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, V.A.T. (value added taxes) and other sales or use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.
          (ii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
          (iii) Except with respect to subsections (b) and (i) hereof, references in this Section 3.6 to “Sunbelt” refer as well to each subsidiary of Sunbelt.
     (b) Sunbelt is, and has been since its formation, an entity treated as a limited liability company for all tax purposes under the laws of the Republic of France; for French tax purposes, Sunbelt is not a “look through” entity.
     (c) All Returns required to be filed prior to the date hereof by or on behalf of Sunbelt have been duly filed on a timely basis, and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all Taxes (whether or not reportable on Returns) and estimated Taxes required to be paid prior to the date hereof by or on behalf of Sunbelt have been paid in full on a timely basis, and no

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

other Taxes are payable by Sunbelt with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Sunbelt has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Sunbelt with respect to Taxes, other than liens for Taxes not yet due and payable. Sunbelt has not at any time been (i) a member of an affiliated group of entities filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.
     (d) The amount of Sunbelt’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Audited Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Audited Financial Statements, and the Audited Financial Statements reflects proper accrual in accordance with the historical accounting practices of Sunbelt applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Audited Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred since January 1st, 2006 other than in the Ordinary Course of Business.
     (e) NSI has been furnished by Sunbelt with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements pertaining to Sunbelt relating to Taxes, and (ii) all Tax Returns for the taxable years ended 2002, 2003, 2004 and 2005. Sunbelt does not do business in any jurisdiction other than jurisdictions for which Returns have been duly filed.
     (f) The Returns of or including Sunbelt have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either formally or informally). No deficiencies exist or have been asserted, and Sunbelt has not received notice that it has not filed a Return or that is has not paid Taxes required to be filed or paid. Sunbelt is not a party to any action or proceeding for assessment or collection of Taxes, nor has such an action or proceeding been asserted or threatened against Sunbelt or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Sunbelt. Sunbelt has not received any notice of Tax reassessment nor has it otherwise been informed (in writing or orally) by any administrative authority of its intention to carry out any reassessment whatsoever.
     (g) Sunbelt has never been a party to any Tax sharing, indemnification or allocation agreement.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (h) Sunbelt has not entered into any agreement or transaction which might be reassessed, rejected or re-qualified on the grounds that Sunbelt has attempted to evade, circumvent or reduce its Tax obligations or that of another Person.
     (i) With the exception of Sunbelt UK, Sunbelt is and has always been exclusively registered in France for the purpose of Taxes; in respect of activities of Sunbelt outside France, Sunbelt does not have any establishment falling within article 209-1 of the French General Tax Code (Code Général des Impôts) in any country outside France, nor any center of economic interest referred to in the treaties on durable taxation entered into by France.
     (j) The sale by Sunbelt Shareholders of the Sunbelt Shares will not lead to imposition of Tax on Sunbelt or a loss or the placing into question of any Tax advantage or of any particular tax regime. Sunbelt has not obtained any Tax or social benefit (such as an exemption or a modification to the imposition) which could be withdrawn, lost, or questioned. Sunbelt complies with all provisions of all social and Tax benefits, all agreements or subsidies that it has received. All Tax credits (including any Tax concessions) have been used in accordance with the Tax Regulations.
Section 3.7 No Changes.
Since the date of the Audited Financial Statements, except as set forth in Schedule 3.7, there has not been, occurred or arisen any:
     (a) material commitment or transaction by Sunbelt except (i) in the Ordinary Course of Business as conducted on that date and (ii) as provided for under this Agreement;
     (b) amendments or changes to the bylaws of Sunbelt, other than those required by the transformation of Sunbelt into a SAS on March 17, 2006;
     (c) capital expenditures or capital commitments by Sunbelt, either individually exceeding $5,000 or in the aggregate exceeding $10,000;
     (d) payment, discharge or satisfaction by Sunbelt, in any amount in excess of $5,000 in any one case or $10,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Audited Financial Statements or incurred in the Ordinary Course of Business since the date of the Audited Financial Statements;

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (e) destruction of, damage to or loss of any assets (whether tangible or intangible) (whether or not covered by insurance) of Sunbelt in excess of $10,000 in the aggregate;
     (f) claim of wrongful discharge or other unlawful labor practice or action asserted against Sunbelt;
     (g) to the Knowledge of the Sunbelt Shareholders, any event or condition that has had or could be reasonably expected to have a Material Adverse Effect on Sunbelt;
     (h) any material change in accounting methods or practices (including any material change in depreciation or amortization policies or rates) by Sunbelt;
     (i) material change in any election with respect to Taxes (as defined in Section 3.6), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, filing of a Tax Return or amendment or change of any Tax Return;
     (j) declaration, setting aside or payment of a dividend or other distribution with respect to Sunbelt Shares, or any split, combination or reclassification in respect of any Sunbelt Shares, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Sunbelt Shares, or any direct or indirect redemption, repurchase or other acquisition by Sunbelt of any of Sunbelt Shares (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
     (k) material increase in the salary or other compensation payable or to become payable by Sunbelt to any of its officers, directors, employees or advisors or the declaration, payment or commitment or obligation of any kind for the payment, by Sunbelt, of a material severance payment, termination payment, bonus or other additional salary or compensation to any such Person except as otherwise contemplated by this Agreement;
     (l) termination, extension, amendment or modification of the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which Sunbelt is a party or by which it or any of its assets is bound other than in the Ordinary Course of Business; sale, lease, license or other disposition of any of the assets (tangible or intangible) or properties of Sunbelt other than in the Ordinary Course of Business;
     (m) loan by Sunbelt to or capital investment in any Person, incurring by Sunbelt of

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

any indebtedness for borrowed money, guaranteeing by Sunbelt of any indebtedness for borrowed money, issuance or sale of any debt securities of Sunbelt or guaranteeing of any debt securities of others;
     (n) waiver or release of any material right or claim of Sunbelt, in excess of $10,000, including any write-off or other compromise of any account receivable of Sunbelt;
     (o) commencement or settlement of any lawsuit by Sunbelt, or commencement, settlement, notice or, the Knowledge of the Sunbelt Shareholders, threat of any lawsuit or proceeding or other investigation against Sunbelt, or the Knowledge of the Sunbelt Shareholders, any reasonable basis for any of the foregoing;
     (p) notice of any claim or, to the Knowledge of the Sunbelt Shareholders, potential claim of ownership by a third party of Sunbelt Proprietary Rights (as defined in Section 3.10 below) or of infringement by Sunbelt of any third party’s intellectual property rights or intellectual property;
     (q) issuance or sale, or contract or agreement to issue or sell, by Sunbelt of any of Sunbelt Shares or securities exchangeable, convertible or exercisable therefore, or of any other of its securities;
     (r)(i) transfer or license to or from any Person any material intellectual property rights (including any Sunbelt Proprietary Rights) or entry into or material amendment of any agreement with any Person regarding any material intellectual property rights (including any Sunbelt Proprietary Rights), (ii) agreement with respect to the development of any intellectual property with a third party or amendment of any such agreement, or (iii) material change in pricing or royalties set or charged by Sunbelt to its customers or licensees or in pricing or royalties set or charged by persons who have licensed intellectual property or intellectual property rights to Sunbelt;
     (s) material agreement or material modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or services of Sunbelt or Sunbelt Proprietary Rights;
     (t) agreement by Sunbelt or any officer or employee on behalf of Sunbelt to do any of the things described in the preceding clauses (a) through (s).
For purposes of this Agreement, the term “Knowledge,” when used with respect to Sunbelt and

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

the Sunbelt Shareholders, shall mean the knowledge, after due inquiry, of Jo Murciano or Gerald Capon.
Section 3.8 Restrictions on Business Activities. There is no agreement (non compete or otherwise), commitment, judgment, injunction, order or decree to which Sunbelt is a party or otherwise binding upon Sunbelt which has the effect of prohibiting or impairing any business practice of Sunbelt, any acquisition of property (tangible or intangible) by Sunbelt or the conduct of business by Sunbelt as conducted to the date of this Agreement or to compete with any Person, except as provided in its distribution or license agreements (or similar agreements) with its vendors. Without limiting the foregoing, Sunbelt has not entered into any agreement under which Sunbelt is restricted from selling, licensing or otherwise distributing any of its technology (including any Sunbelt Proprietary Rights) or products, or from providing services to, customers or potential customers, or any class of customers, in any geographic area, during any period of time or in any segment of the market.
Section 3.9 Title and Related Matters. Sunbelt has good and valid title to all its properties, interests in properties and assets, real and personal, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and minor imperfections of and encumbrances on title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. The equipment of Sunbelt used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Sunbelt and (ii) in good operating condition and repair, ordinary wear and tear excepted. All personal property leases to which Sunbelt is a party are valid, binding, enforceable against the parties thereto in all material provisions and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally. There is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. Schedule 3.9 sets forth a description of all items of personal property with an individual net book value in excess of $2,500 and real property leased or owned by Sunbelt, describing its interest in said property. True and correct copies of Sunbelt’s real property and personal property leases have been provided to NSI.
Section 3.10 Proprietary Rights.
     (a) Except as set forth in Schedule 3.10(a), Sunbelt owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in the conduct of Sunbelt’s business as conducted to the date of this Agreement including,

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of Sunbelt’s websites or any product which has been or is being distributed or sold by Sunbelt or currently is under development by Sunbelt or has previously been under development by Sunbelt (collectively, the “Sunbelt Products”), free and clear of all liens, claims and encumbrances (all of which are referred to as “Sunbelt Proprietary Rights”). No claims have been asserted or, to the Knowledge of the Sunbelt Shareholders, threatened against Sunbelt (and the Sunbelt Shareholders are not aware of any claims which are threatened against Sunbelt or which have been asserted or threatened against others relating to Sunbelt Proprietary Rights or Sunbelt Products) by any person challenging Sunbelt’s use, possession, manufacture, sale or distribution of Sunbelt Products under any Sunbelt Proprietary Rights or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. Sunbelt knows of no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Sunbelt of any of the Sunbelt Products. To the Knowledge of the Sunbelt Shareholders, none of the Sunbelt Products nor the use or exploitation of any Sunbelt Proprietary Rights in Sunbelt’s current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and Sunbelt has not been sued or, to the Knowledge of the Sunbelt Shareholders, named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.
     (b) Sunbelt has not granted any third party any right to reproduce, distribute, market or exploit any of the Sunbelt Products or any adaptations, translations, or derivative works based on the Sunbelt Products or any portion thereof.
     (c) To the Knowledge of the Sunbelt Shareholders, no employee, contractor or consultant of Sunbelt is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Sunbelt or, to the Knowledge of the Sunbelt Shareholders, any other party because of the nature of the business conducted by Sunbelt or proposed to be conducted by Sunbelt.
     (d) Each person presently or previously employed by Sunbelt (including independent contractors, if any) has executed a confidentiality, non-disclosure and proprietary inventions assignment agreement pursuant to the form of agreement previously provided to NSI or its representatives.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (e) No product liability or warranty claims have been communicated in writing to or, to the Knowledge of the Sunbelt Shareholders, threatened against Sunbelt.
     (f) To the Knowledge of the Sunbelt Shareholders, there is no material unauthorized use, disclosure, infringement or misappropriation of any Sunbelt Proprietary Rights, or any Third Party Technology to the extent licensed by or through Sunbelt, by any third party, including any employee, former employee or independent contractor of Sunbelt. Sunbelt has not entered into any agreement to indemnify any other person against any charge of infringement of any Sunbelt Proprietary Rights.
     (g) Sunbelt has sufficient rights to all material intellectual property rights used in or necessary for the conduct of the Sunbelt business as it currently is conducted.
Section 3.11 Employees Benefit Plans
     (a) Schedule 3.11(a) lists, with respect to Sunbelt, only what is not mandatory under French law and the collective bargaining agreement (“convention collective”) applicable to the Sunbelt’s employees (i) all employee benefit plans, (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, “mutuelle” (private health plans) or “prévoyance” (disability or life insurance), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing (excluding profit sharing that is mandatory under French law), savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Sunbelt and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Sunbelt as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Sunbelt (together, the “Sunbelt Employee Plans”).
     (b) Sunbelt has delivered or made available to NSI a copy of each of the Sunbelt Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, in-house or industry-wide collective bargaining agreements, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and warrants, with respect to each Sunbelt Employee Plan, that Sunbelt is in compliance with all its terms and conditions and that there is no claim or threat of claim regarding the implementation, execution and/or validity of any Sunbelt Employee Plan.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (c) Sunbelt does not have any liabilities whatsoever towards former employees or managers, and in particular, has complied with its obligations with respect to severance payments resulting from the termination of an employment or service contract, paid all indemnities that could have been owed for unfair dismissal or for not having respected any obligation to reinstate an employee. Except as set out in Schedule 3.11(c), the corporate officers of Sunbelt do not benefit from any employment and/or service contract with Sunbelt or from any particular benefit given by Sunbelt.
     (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Sunbelt to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider. There has been no amendment to, written interpretation or announcement (whether or not written) by Sunbelt relating to, or change in participation or coverage under, any Sunbelt Employee Plan which would materially increase the per capita expense of maintaining such Plan above the level of per capita expense incurred with respect to that Plan for the most recent fiscal year included in the Sunbelt Financial Statements.
Section 3.12 Bank Accounts. Schedule 3.12 sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Sunbelt maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 3.13 Contracts.
     (a) Except as identified in Schedule 3.13:
          (i) Sunbelt has no agreements, contracts or commitments that provide for the sale, licensing or distribution by Sunbelt of any Sunbelt Products or Sunbelt Proprietary Rights. Without limiting the foregoing, Sunbelt has not granted to any third party (including, without limitation, original equipment manufacturers (“OEMs”) and site-license customers) any rights to reproduce, manufacture or distribute any of the Sunbelt Products, nor has Sunbelt granted to any third party any exclusive rights of any kind (including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Sunbelt Products), nor has Sunbelt granted any third party any right to market any of the Sunbelt Products under any private label or “OEM” arrangements, nor has Sunbelt granted any license of any Sunbelt trademarks or service marks;

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

          (ii) Sunbelt has no agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on Sunbelt;
          (iii) Sunbelt has no agreement containing a “most favored nation” pricing clause granted by Sunbelt, materially deviating from what is mandatory under French and EC laws;
          (iv) Sunbelt has no fidelity or surety bond or completion bond;
          (vi) Sunbelt has no lease of personal property having a value in excess of $5,000 individually or $10,000 in the aggregate;
          (vi) Sunbelt has no agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business;
          (vii) Sunbelt has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, independent salesmen, independent sales representatives, distributors or dealers
          (viii) Sunbelt has no employment agreements providing for a notice period longer than, or for a severance or termination payment more important than, what is mandatory under French law or provided for in the applicable collective bargaining agreement
          (ix) Sunbelt has no independent contractor or similar agreement, contract or commitment that is not terminable on thirty (30) days’ notice or less without penalty, liability or premium of any type, including, without limitation, severance or termination pay, except as otherwise required by French law;
          (x) Sunbelt is not subject to any effective collective bargaining or union agreements, contracts or commitments;
          (xi) Sunbelt is not restricted by agreement from competing with any Person or from carrying on its business anywhere in the world, except as provided in its distribution or license agreements (or similar agreements) with its vendors;
          (xii) Sunbelt has not guaranteed any obligations of other Persons or made any agreements to acquire or guarantee any obligations of other Persons;
          (xiii) Sunbelt has no outstanding loan or advance to any Person, including any

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

loan or advance to or from a shareholder; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Sunbelt of any sum;
          (xiv) Sunbelt has no agreements pursuant to which Sunbelt has agreed to manufacture for, supply to or distribute to any third party any Sunbelt Products or Sunbelt Components; and
          (xv) Except for agreements with employees, Sunbelt has no other agreement, contract or commitment that involves an expenditure by Sunbelt in an amount exceeding $10,000 individually or $50,000 in the aggregate or more and is not cancelable by Sunbelt without penalty within thirty (30) days.
The agreements, documents and instruments set forth on Schedule 3.13 are referred to herein as “Material Contracts.” True and correct copies of each document or instrument listed on Schedule 3.13 have been provided to NSI.
     (b) All of the Material Contracts listed on Schedule 3.13(a) are valid, binding, in full force and effect, and enforceable by Sunbelt in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally. No Material Contract contains any liquidated damages, penalty or similar provision. To the Knowledge of the Sunbelt Shareholders, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.
     (c) Sunbelt is not in default under or in breach or violation of, nor, to the Knowledge of the Sunbelt Shareholders, is there any valid basis for any claim of default by Sunbelt under, or breach or violation by Sunbelt of, any material provision of any Material Contract. To the Knowledge of the Sunbelt Shareholders, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract.
     (d) Except as specifically indicated in Schedule 3.13,, none of the Material Contracts provides for indemnification by Sunbelt of any third party. No claims have been made or, to the Knowledge of the Sunbelt Shareholders, threatened that could require indemnification by Sunbelt, and Sunbelt has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.
Section 3.14 Customers. Schedule 3.14 lists all the customers, distributors and agents, from and after January 1, 2003 until the date of this Agreement, of the products sold and services performed by or for Sunbelt.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Section 3.15 Orders, Commitments and Returns. All accepted advertising arrangements entered into by Sunbelt, and all material agreements, contracts, or commitments for the purchase of supplies by Sunbelt, were made in the Ordinary Course of Business. There are no oral contracts or arrangements for the sale of advertising or any other product or service by Sunbelt.
Section 3.16 Compliance With Law.
     (a) Sunbelt and the operation of its business are in compliance with all applicable laws and regulations material to the operation of its business. Neither Sunbelt nor, to the Knowledge of the Sunbelt Shareholders, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Sunbelt has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Sunbelt has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products. Sunbelt has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary and material for the operations of Sunbelt as they are currently conducted.
     (b) Sunbelt complies and has always complied, notably with respect to Sunbelt Employee Plan, with all provisions of labor law and all applicable social security provisions in particular in respect of working donation regulations, working time regulations and health and safety in the workplace. Sunbelt complies and has always complied with the provisions of collective bargaining agreement implemented within Sunbelt.
Section 3.17 Labor Difficulties; No Discrimination.
     (a) To the Knowledge of the Sunbelt Shareholders, Sunbelt is not in material violation of any applicable laws in connection with employment and employment practices, terms and conditions of employment, wages and working time regulations and agreements. There is no unfair labor practice complaint against Sunbelt actually pending or, to the Knowledge of the Sunbelt Shareholders, threatened before any labor courts (“conseil de Prud’hommes”) or labor sections of any courts of appeals or Supreme Court (“chambres sociales d’une cour d’appel ou de la Cour de Cassation”). There is no strike, labor dispute,

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

slowdown, or stoppage actually pending or, to the Knowledge of the Sunbelt Shareholders, threatened against Sunbelt. To the Knowledge of the Sunbelt Shareholders, no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the Knowledge of the Sunbelt Shareholders, no claims therefore exist.
     (b) There is and has not been any claim against Sunbelt or its officers or employees, or to the Knowledge of the Sunbelt Shareholders, threatened against Sunbelt or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person’s employment by Sunbelt, nor, to the Knowledge of the Sunbelt Shareholders, is there any basis for any such claim.
Section 3.18 Trade Regulation. All of the prices charged by Sunbelt in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Sunbelt with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind and to the Knowledge of the Sunbelt Shareholders, no specific situation, set of facts, or occurrence provides any basis for any such claim against Sunbelt.
against Sunbelt.
Section 3.19 Insider Transactions. Other than as described in detail in Schedule 3.19, , no officer, director or shareholder of Sunbelt (nor any affiliate of any of the foregoing), has any interest in any equipment or other property, real or personal, tangible or intangible of Sunbelt, including, without limitation, any Sunbelt Proprietary Rights or, to the Knowledge of the Sunbelt Shareholders, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products or services to Sunbelt or of Sunbelt Products.
Section 3.20 Employees, Independent Contractors and Consultants.
     (a) Schedule 3.20 lists all currently effective written or oral consulting, independent contractor and/or employment agreements whether or not material and other material agreements concluded with individual employees, independent contractors or consultants to which Sunbelt is a party. With regard to employment agreements, this list specifies the legal entity employing the employee and the Law applicable to the employment agreement. True and correct copies of all such written agreements have been provided to NSI. All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law and all salaries and wages

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

paid by Sunbelt are in compliance in all material respects with applicable federal, state and local laws. Schedule 3.20 (a) also sets forth the names, positions and salaries or rates of pay, including bonuses, of all persons presently employed by, or performing contract services for, Sunbelt. No bonus or other payment will become due to Sunbelt employees or contractors as a result of the Sale.
     (b) No undertaking to employ an additional Person has been given by Sunbelt. Moreover, none of the executives or manager of Sunbelt employed at the date of this Agreement has resigned or been dismissed or made redundant from its functions within Sunbelt, or has made known his intention to resign.
Section 3.21 Insurance. Schedule 3.21 sets forth a list of the principal policies of fire, liability and other forms of insurance currently held by Sunbelt, and all claims made by Sunbelt under such policies. Sunbelt has delivered or made available to NSI copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Sunbelt or any of its affiliates is a party, a named insured, or otherwise the beneficiary of coverage. Sunbelt has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Sunbelt is otherwise in compliance with the terms of such policies and bonds in all material respects. There does not exist any threatened termination of, or material premium increase with respect to, any of such policies.
Section 3.22 Accounts Receivable. All accounts receivable of Sunbelt that are reflected in the Audited Financial Statements or on the accounting records of Sunbelt as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown in the Audited Financial Statements or on the accounting records of Sunbelt as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Current Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). To the Knowledge of the Sunbelt Shareholders, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

the amount or validity of such Accounts Receivable. Schedule 3.22 contains a complete and accurate list of all Accounts Receivable as of the most recent practicable date, which list sets forth the aging of such Accounts Receivable and designates those Accounts Receivable which Sunbelt has reason to believe will be unlikely or difficult to be collected in full.
Section 3.23 Litigation.
     (a) There is no private or governmental action, suit, proceeding, claim, arbitration or, to the Knowledge of the Sunbelt Shareholders, investigation pending before any agency, court or tribunal, foreign or domestic, or to the Knowledge of the Sunbelt Shareholders, threatened against Sunbelt or any of its properties or any of its officers or directors (in their capacities as such). There is no currently outstanding judgment, decree or order against Sunbelt, or any of its directors or officers (in their capacities as such). No Governmental Entity has challenged or questioned in a writing delivered to Sunbelt or otherwise brought to the attention of Sunbelt the legal right of Sunbelt to conduct its operations as presently conducted.
     (b) There has not been any personnel conflict within Sunbelt and, to the Knowledge of Sunbelt, there exists no threat of such conflict.
     (c) There are no pending litigations (or threat of such litigations) in relation to social security aspects, or in relation to the personnel of Sunbelt, particularly concerning the implementation of the 35 hour week regulations, or the provisions of employment agreements. Moreover, no circumstances exist that could reasonably be expected to result in a claim against Sunbelt as a result of the former or current use of temporary employees or employees employed under a fixed term employment agreement.
Section 3.24 Subsidiaries. Other than Sunbelt UK, Sunbelt has no, and has never had, any Subsidiaries and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any Person. As used in this Agreement, “Subsidiary” means any Person or Persons in which Sunbelt or NSI, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially own at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person. Sunbelt is the sole owner, beneficial or otherwise, of all of the memberships interests of Sunbelt UK. As of the date of this Agreement, there are (i) one hundred thousand (100,000) authorized Sunbelt UK shares, 5,000 of which shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are subject to repurchase rights, (ii) no warrants to purchase any Sunbelt UK ordinary shares; (iii) no issued and outstanding Sunbelt UK stock options; (iv) no Sunbelt UK ordinary shares reserved for future issuance pursuant to any warrants or other rights to purchase Sunbelt UK ordinary shares; and (v) no issued and outstanding warrants or other rights to purchase Sunbelt UK ordinary shares.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Section 3.25 Compliance with Environmental Requirements. Sunbelt is in compliance in all material respects with all laws and regulations applicable to it and relating to pollution or protection of the environment, including laws or provisions which are intended to assure the safety of employees, workers or other persons. There are no conditions, circumstances, activities, practices, incidents, or actions known to Sunbelt which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Sunbelt, relating to the safety of employees, workers or other persons.
Section 3.26 Corporate Documents. Sunbelt has furnished to NSI or its representatives: (a) copies of its Bylaws, as amended to date; (b) its minute books containing consents, actions, and meetings of the shareholders; (c) its share transfer registry and individual shareholders accounts (d) all material permits, orders, and consents issued by any regulatory agency with respect to Sunbelt, or any securities of Sunbelt, and all applications for such permits, orders, and consents; (e) copies of any transfer agreement pertaining to the transfer of shares of Sunbelt before its transformation into an SAS that have been notified to Sunbelt at the time it was existing as an SARL, and (f) all corporate documents prepared in connection with the transformation of Sunbelt into a SAS. The corporate minute books and other corporate records of Sunbelt are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purporting to have signed the same. The minute books of Sunbelt contain a reasonably accurate summary of each meeting and actions by written consent of the shareholders of Sunbelt between the time of organization of Sunbelt and the date hereof.
Section 3.27 No Brokers. Neither Sunbelt nor any Sunbelt Shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.
Section 3.28 Disclosure. No statements by the Sunbelt Shareholders contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by the Sunbelt Shareholders to NSI under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NSI
NSI represents and warrants that the statements contained in this Article IV are true and correct, except as expressly set forth in the disclosure schedule delivered by NSI as of the Closing Date (the “NSI Disclosure Schedule”).
Section 4.1 Organization of NSI. NSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or company power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect on NSI.
Section 4.2 Authority; No Conflict; Required Filings and Consents.
     (a) NSI has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of NSI. This Agreement and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by NSI. This Agreement and each of the Transaction Documents to which NSI is a party constitutes, and each of the Transaction Documents to which NSI will become a party when executed and delivered by NSI will constitute, a valid and binding obligation of NSI, enforceable by Sunbelt against NSI in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered.
     (b) The execution and delivery by NSI of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of NSI, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any Contract to which NSI is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NSI or any of its properties or assets.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (c) Neither the execution and delivery of this Agreement by NSI of the Transaction Documents to which NSI is or will become a party or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could be expected to have a Material Adverse Effect on NSI and its Subsidiaries, taken as a whole.
Section 4.3. No Knowledge of Breach by Sunbelt. As of the date of this Agreement, NSI does not have actual Knowledge of any breach by Sunbelt of any representation or warranty of Sunbelt or the Sunbelt Shareholders under Article III hereof.
ARTICLE V
OTHER AGREEMENTS
Section 5.1 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Sale; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law or by any order or decision rendered by any court; and provided further, however, that following execution of this Agreement and consummation of the Sale, NSI may, in its sole discretion, make a public announcement regarding the Sale and the integration of Sunbelt’s business into that of NSI.
Section 5.2 Further Assurances. Following the Closing, each Party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
Section 5.3 Certain Tax Matters. Any stamp, transfer, documentary, sales and use, value added, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated herein shall be paid by NSI.
Section 5.4 Cooperation on Tax Matters. After the Closing Date, the Sunbelt Shareholders shall, and NSI shall (and shall cause its affiliates) to (i) cooperate to the extent commercially

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

reasonably necessary in preparing for any Audits of Sunbelt; (ii) make available to the other and to any Tax authority as reasonably requested all information, records, and documents within its possession or control relating to Taxes imposed on Sunbelt or its assets; and (iii) furnish the other with copies of all correspondence received from any Tax authority in connection with any Audit or information request with respect to any taxable period that ends on or before the Closing Date or which includes the Closing Date.
Section 5.5 Conduct of Business During Earn-Out Period. During the Earn-Out Period, (a) Sunbelt shall continue to be operated in the Ordinary Course of Business by NSI (which Ordinary Course of Business shall not preclude the public offering of NSI securities) without impairing the long-term growth of the business, and (b) the Distribution Agreement may not be terminated or amended in any material respect without the consent of the Representative and NSI.
Section 5.6 Access to Books and Record. At all times following the Closing (regardless of whether the Representative continues to be President of Sunbelt), NSI shall permit the Representative and his representatives and advisors to examine any books, records, and accounts of Sunbelt and NSI (and to make copies thereof and extracts therefrom) that may be relevant to the correct calculation of any Earn-out Payments hereunder and whether the conditions for such Earn-Out Payments are satisfied, provided that such examination must be upon reasonable prior notice and during normal business hours, in a manner calculated not to disrupt ongoing business activities. In addition, at any time following the Closing during which the Representative is no longer serving as President but during which the Sunbelt Shareholders may continue to be entitled to Earn-Out Payments, NSI shall provide to the Representative the same Monthly Report that the Representative would otherwise be required to provide to NSI pursuant to Section 2.1(d)(and within the same time frames specified therein).
Section 5.7. Title and Compensation of Jo Murciano. NSI agrees that, after the Closing, Jo Murciano will remain as President of Sunbelt and will continue to manage in this capacity the Business of Sunbelt until his tenure as President comes to an end pursuant to Section 17 paragraph 10 of the by-laws of Sunbelt. As President of Sunbelt, Jo Murciano will continue to be compensated in the amount and with the compensation plan in effect prior to the Closing Date as set forth in Schedule 5.7. As the sole shareholder of Sunbelt after the Closing, NSI agrees that it will not take any action pursuant to Section 17 of the by-laws of Sunbelt or otherwise (including any amendment to such by-laws) that would change Jo Murciano’s position or duties as President or decrease Jo Murciano’s compensation amount or compensation plan unless and until NSI chooses to make a termination to which the provisions of Section 2.1(g) shall be applicable.
Section 5.8. Loan Repayment. Until such time as the Initial Purchase Price has been paid in full, the parties agree that the Loan (as defined in Section 2.1(j)) will not be repaid, in whole or

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

in part, until a corresponding amount of payment of the Initial Purchase Price has first been made to the Sunbelt Shareholders. For example, if the Sunbelt Shareholders have been paid 100,000 Euro of the Initial Purchase Price, then a repayment of up to 102,500 Euro can be made by Sunbelt to NSI on the Loan.
ARTICLE VI
FULFILLMENT OF CONDITIONS TO SALE
Section 6.1 Fulfillment of Conditions to Obligations of NSI. As a condition and inducement to NSI’s willingness to enter into this Agreement Sunbelt Shareholders hereby represent and warrant to NSI that each condition below has been fulfilled or complied with by Sunbelt or the Sunbelt Shareholders, as the case may be:
     (a) Representations and Warranties. The representations and warranties of the Sunbelt Shareholders set forth in this Agreement are true and correct in all material respects as of the Closing Date.
     (b) Performance of Obligations of Sunbelt. The Sunbelt Shareholders have performed in all material respects all obligations required to be performed by them under this Agreement.
     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Sale or limiting or restricting the conduct or operation of the business of Sunbelt by NSI after the Sale have been issued, nor any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing is pending; nor there is any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Sale which makes the consummation of the Sale illegal.
     (d) Escrow Agreement. The Escrow Agent and the Sunbelt Shareholders have executed and delivered to NSI the Escrow Agreement and such agreement shall remain in full force and effect.
     (e) Approvals. All authorizations, consents, or approvals of, or notifications to any third party, required by Sunbelt’s contracts, agreements or other obligations in connection with the consummation of the Sale have occurred or been obtained.
     (f) Employees/Employment Matters. No executive officer, key employee or group of

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

employees has ceased to be employed by Sunbelt or expressed an intention to terminate his or her employment with Sunbelt. All employment practices by Sunbelt or Sunbelt UK prior to the Closing Date which were not in accordance with the relevant employment laws and regulations of the Republic of France or the United Kingdom have been corrected so that as of the Closing Date any such violation has been cured.
     (h) Remittance of documents. Sunbelt has delivered to NSI: (i) with respect to Sunbelt, (A) a duly certified copy of its articles of association, as amended to date; (B) a duly certified copy of an up-to-date certificate of incorporation (extrait K-bis); (C) its minute book containing meetings of the shareholders, including the minutes of the ordinary shareholders meeting dated May 16, 2006 approving the accounts of Sunbelt corresponding to the fiscal year ending on December 31, 2005 and declaring a dividend in favor of the Sunbelt Shareholders in an aggregate amount of €1,600,000 (one million six hundred thousands euro); (D) duly executed share transfer forms (“ordres de mouvements”) and in proper form for the transfer of the Sunbelt Shares to NSI; (E) the share transfer registry and the individual shareholders accounts of Sunbelt in which the transfer of the Sunbelt Shares to NSI shall have been duly registered; (F) a duly executed tax share transfer form with respect to the Sunbelt Shares, and (ii) with respect to Sunbelt UK, (A) the common seal (if any); (B) each register, minute book, and other book required to be kept by Sunbelt UK, made up to the Closing Date; (C) the certificate of incorporation and certificate of incorporation on change of name; and (D) share certificates for all the issued shares in the capital of Sunbelt UK;
     (i) Disclosure Schedules. Sunbelt has delivered to NSI a complete set of the Sunbelt Disclosure Schedules of exceptions to the representations and warranties of Sunbelt set forth in Article III.
     (j) Closing Balance Sheet. At the Closing, the Sunbelt Shareholders has delivered to NSI a balance sheet as of a date within five days of the Closing Date that is accurate based on the information then available to Sunbelt (the “Closing Balance Sheet”). The Closing Balance Sheet includes: an itemized schedule of all of its outstanding debt obligations, liabilities and trade payables, (collectively, the “Outstanding Liabilities”), an itemized schedule of its accounts payable, and the amount of its cash and cash equivalents, including all supporting data used in calculating such amounts.
     (k) Release of Liens and Security Interests. All liens against, and all security interests in, Sunbelt or any of its assets or properties (including the Sunbelt Proprietary Rights), other than liens or security interests held by NSI, have been released except for those permitted liens specified in Schedule 3.9.
     (l) Consent of the Shareholders. Sunbelt Shareholders shall deliver to NSI at Closing

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

evidence of the consent of the shareholders of Sunbelt to the sale of the Sunbelt Shares contemplated in this Agreement, in accordance with Section 11 of the by-laws of Sunbelt.
Section 6.2 Fulfillment of Conditions to Obligations of the Sunbelt Shareholders. As a condition and inducement to the Sunbelt Shareholders’ willingness to enter into this Agreement, NSI hereby represents and warrants to the Sunbelt Shareholders that each condition below has been complied with by NSI:
          (a) Representations and Warranties. The representations and warranties of NSI set forth in this Agreement are true and correct in all material respects as of the Closing Date.
          (b) Performance of Obligations of NSI. NSI has performed in all material respects all obligations required to be performed by them under this Agreement.
          (c) Escrow Agreement. The Escrow Agent and NSI have executed and delivered to the Sunbelt Shareholders the Escrow Agreement, and such agreement shall remain in full force and effect.
          (d) Approvals. All authorizations, consents, or approvals of, or notifications to any third party, required by Sunbelt’s contracts, agreements or other obligations in connection with the consummation of the Sale have occurred or been obtained.
          (e) Disclosure Schedules. NSI has delivered to the Sunbelt Shareholders a complete set of the NSI Disclosure Schedules of exceptions to the representations and warranties of NSI set forth in Article IV.
          (f) Distribution Agreement Amendment. Each of NSI and Sunbelt has executed and delivered an Addendum to the Distribution Agreement extending the term thereof to the end of the Earn-Out Period.
ARTICLE VII
NON-COMPETITION
Section 7.1 Covenant Not to Compete. The parties acknowledge that, pursuant to the Sale, the Sunbelt Shareholders are transferring their interests in Sunbelt’s business of sales and marketing (the “Business”) together with the goodwill associated therewith. In order to protect such goodwill of the Business of Sunbelt, as contributed by the Sunbelt Shareholders, each of the Sunbelt Shareholders agrees to comply with, and agrees to cause its Affiliates to comply with, the restrictive covenants set forth in this Section 7.1. Except as provided in the last paragraph of

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

this Section 7.1, each Sunbelt Shareholder will not, for three (3) years from the Closing Date, directly or indirectly, as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, manager, consultant, principal, trustee or licensor of or for any Person, firm, partnership, company, corporation or other entity (other than NSI or any of its Affiliates):
     (a) acquire, own more than 5% of any equity interest in, manage, control, participate in, consult with or render services for, engage in or represent any business that is engaged in the business of selling, marketing, and distributing software and projects which compete with NSI’s software and products in existence as of the date hereof (“Competitive Products”); or
     (b) solicit, divert or take away, or attempt to solicit, divert or take away, the business, account or patronage of any of the clients, customers or suppliers of NSI; or
     (c) lend or allow its name or reputation to be used by or otherwise allow its skill, knowledge or experience to be used by any business that competes with the Business; or
     (d) induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting business with NSI or any Affiliate thereof to reduce or cease doing business with NSI or any Affiliate thereof, or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or business relation, on the one hand, and NSI or any Affiliate thereof, on the other hand.
Notwithstanding the foregoing, any Sunbelt Shareholder is permitted to own, individually, as a passive investor up to a 5% interest in any publicly-traded entity. The restrictions in this Section 7.1 will be effective in North America and Europe (the “Location”). The Sunbelt Shareholders acknowledge that the Business is international, rather than local, in scope. In addition, for purposes of clarifying the foregoing, it is agreed that nothing set forth in this Agreement shall prohibit the Sunbelt Shareholders or their Affiliates from owning or operating, either directly or indirectly, any business that sells software or other products (including non-NSI products currently sold by Sunbelt, but excluding Competitive Products) to parties who are customers of Sunbelt as of the date hereof or any other parties. In addition, the Sunbelt Shareholders shall have the right to use the “Sunbelt Software” trademark and trade name for purposes of owning and operating any such business and selling any such products, and Sunbelt hereby assigns and transfers all right, title and interest in and to such trademark and trade name to Sunbelt International S.A.R.L., subject to the right of NSI to continue to utilize such same in the Business without the payment of any royalty for a period not to exceed one year after the Closing Date. NSI hereby agrees that, within six (6) months of the Closing Date, it will change the legal name of Sunbelt to another name that does not include the word “Sunbelt.” In addition, Jo Murciano shall all times be permitted to continue to serve as a director, chief executive officer,

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

or in any other capacity of Sunbelt Software Distribution, Inc., and he will not be deemed to be in violation on this Article VII to the extent that he is acting as an officer, employee, or representative for Sunbelt Software Distribution, Inc.
The term “Affiliates” means any Person, firm, or corporation which directly, or indirectly through one or more of intermediaries, controls, is controlled by, or is under common control with, the Person specified.
Section 7.2 Restrictions on Soliciting Employees. Each Sunbelt Shareholder will not, for three years following the Closing Date, directly or indirectly, induce or attempt to induce, or cause any employee of NSI or any Affiliate thereof during the last six months of his or her own employment to leave the employ of NSI or any Affiliate thereof or in any way interfere with the relationship between NSI or any Affiliate thereof, on the one hand, and any such employee thereof, on the other hand, or to work for any other entity or business.
Section 7.3 Reasonableness of Restrictions and Enforceability. Each Sunbelt Shareholder acknowledges that their strong business ties are significant to the growth of the Business, and each Sunbelt Shareholder further acknowledges that the restrictions in this Agreement are reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of NSI’s legitimate business interests, which include but are not limited to Sunbelt’s trade secrets and other valuable confidential business information acquired by NSI, its substantial relationships with prospective or existing customers and suppliers, and the goodwill associated with the Business.
Section 7.4 Severable Covenants. The Parties intend that the covenants in Section 7.1 will be construed as a series of separate covenants, each consisting of the covenants in Section 7.1 for each of the Locations. Except for the Locations, all such separate covenants will be deemed identical. The Parties desire and intend that this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of Section 7.1 or 7.2 is adjudicated to be invalid or unenforceable, (a) each of the Parties agrees that if such provisions would be valid or enforceable if some part or parts of them were deleted or the period or area of application reduced, the applicable restriction will apply with the modifications necessary to make it valid and enforceable, and (b) such adjudication will apply only with respect to the operation of this Agreement in the particular jurisdiction in which the adjudication is made, and the unenforceable covenant will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions of them) to be enforced.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

ARTICLE VIII
ESCROW AND INDEMNIFICATION
Section 8.1 Indemnification. From and after the Closing Date and subject to the limitations contained in Section 8.2, the Sunbelt Shareholders will, jointly and severally, indemnify NSI, NSI’s current and future affiliates, the respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such entities and the respective successors and assigns of such entities (collectively, the “Indemnified Parties” and each individually, an “Indemnified Party”) and hold the Indemnified Parties harmless against any loss, expense, liability or other damage, including attorneys’ fees, to the extent of the amount of such loss, expense, liability or other damage (collectively “Damages”) that the Indemnified Parties have incurred (a) by reason of the untruth, inaccuracy or breach by Sunbelt of any representation, warranty, covenant or agreement of Sunbelt contained in this Agreement, or (b) with respect to any Tax imposed on or with respect to any Sunbelt Shareholder with respect to any Tax period or portion of a Tax period ending on or before the Closing Date or with respect to the transactions contemplated by this Agreement. Except to the extent that equitable relief is available for a breach of Article VII of this Agreement, the sole and exclusive remedy of a party to this Agreement for any claim arising under this Agreement against the other parties hereto (other than as set forth in Section 8.2 below) shall be the indemnification provisions of this Article VIII. Except to the extent payable to a third party asserting a third party indemnification claim, under no circumstances shall an indemnifying party be liable for any consequential, indirect or punitive damages for any misrepresentation or breach of any provision of or any other matter arising pursuant to this Agreement or the Transaction Documents. Unless otherwise required by applicable law, for all tax purposes the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Sale Consideration, and no party shall take any position inconsistent with such characterization.
Section 8.2 Escrow Fund. From time to time in accordance with Sections 2.1(b) and (e) hereof, the Escrow Amount shall be deposited with Silicon Valley Bank as escrow agent (the “Escrow Agent”), such deposit to constitute the Escrow Fund (the “Escrow Fund”) and to be governed by the terms set forth in this Article VIII and in the Escrow Agreement. The Escrow Fund shall (A) serve as security and, except for (i) any fraudulent breach of a representation or warranty or intentional breach of a covenant by the Sunbelt Shareholders, and (ii) any indemnifiable claim payable to NSI pursuant to Section 8.1(b)(relating to Taxes) or with respect to a breach of Section 3.6 (Tax Matters), be the sole and exclusive recourse against the Sunbelt Shareholders for the indemnities in Section 8.1, and (B) may be used at the direction of the Representative to make Shortfall Loans, subject to the terms, conditions and limitations of Section 2.1(k)(iii) hereof and, provided there is no fraudulent breach of a representation or warranty or intentional breach of a covenant by the Sunbelt Shareholders or any indemnifiable

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

claim payable to NSI pursuant to Section 8.1(b) at the time a Shortfall Loan is sought by the Representative, NSI agrees to execute, at the request of the Representative, a joint written direction to the Escrow Agent instructing it to release the funds requested for a Shortfall Loan. Except for any fraudulent breach of a representation or warranty or intentional breach of a covenant by the Sunbelt Shareholders or any indemnifiable claim payable to NSI pursuant to Section 8.1(b), in no event shall the aggregate liability of the Sunbelt Shareholders exceed the aggregate value of the Escrow Fund.
Section 8.3 Damage Threshold. Notwithstanding the foregoing, none of the Sunbelt Shareholders shall have any liability under Section 8.1 and NSI may not receive any amounts from the Escrow Fund unless and until an Officer’s Certificate or Certificates (as defined in Section 8.5 below) for an aggregate amount of NSI’s Damages in excess of $50,000 has been delivered to the Sunbelt Shareholders and to the Escrow Agent; provided, however, that after an Officer’s Certificate or Certificates for an aggregate of $50,000 in Damages has been delivered, NSI shall be entitled to receive payment from the Escrow Fund equal in value to the amount of Damages identified in such Officer’s Certificate or Certificates that exceeds $50,000. Notwithstanding any other provision in this Article VIII, the liability of each Sunbelt Shareholder for indemnifiable claims pursuant to Section 8.1(a) arising out of a breach of Section 3.6 (Tax Matters), Section 8.1(b) (relating to Taxes) or Section 8.1(c) (relating to maintenance of a Positive Cash Balance) shall not be subject to the limitations of this Section 8.3.
Section 8.4 Escrow Periods.
     (a) Except as otherwise provided herein, the Escrow Fund shall terminate on the date that is thirty (30) days following delivery of audited consolidated financial statements of NSI, including Sunbelt, for the year ended December 31, 2007. The period commencing with the Closing Date and terminating on such date shall be called the “Escrow Period.” In the event that no Officer’s Certificates (as defined below) have been delivered by NSI on the date which is thirty (30) days following delivery of audited consolidated financial statements of NSI, including Sunbelt, for the year ended December 31, 2006, then on such date (the “First Release Date”), one-half of the monies comprising the Escrow Fund will be distributed to the applicable Sunbelt Shareholders.
     (b) If the Escrow Fund terminates pursuant to Section 8.4(a), then, subject to the limitations contained in Section 8.4(c), the Escrow Amount that remains in the Escrow Fund that has not been delivered to NSI pursuant to Section 8.5 shall be distributed to the Sunbelt Shareholders.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

     (c) Any distributions of Escrow Amounts to the Sunbelt Shareholders from the Escrow Fund shall be reduced by an amount, which, in the reasonable judgment of NSI, subject to the objection of the Sunbelt Shareholders and the subsequent resolution of the matter in the manner provided in Section 8.7, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Sunbelt Shareholders prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period. Any such amount shall remain in the Escrow Fund until such claims have been finally resolved. Any Escrow Amounts that are not delivered to NSI upon resolution of such claims shall be eligible for distribution to the Sunbelt Shareholders.
Section 8.5 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of NSI (an “Officer’s Certificate”):
     (a) Stating the aggregate amount of NSI’s Damages or an estimate thereof, in each case to the extent known or determinable at such time; and
     (b) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related. The Escrow Agent shall, subject to the provisions of Sections 8.3, 8.6 and 8.7 hereof and of the Escrow Agreement, deliver to NSI out of the Escrow Fund, as promptly as practicable, a portion of the Escrow Amounts having a value equal to such Damages all in accordance with the Escrow Agreement.
Section 8.6 Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Sunbelt Shareholders and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Amounts pursuant to Section 8.4 unless the Escrow Agent shall have received written authorization from the Sunbelt Shareholders to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Amounts in the Escrow Fund in accordance with Section 8.4 provided, however, that no such delivery may be made if the Sunbelt Shareholders shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to NSI prior to the expiration of such thirty (30) day period.
Section 8.7 Resolution of Conflicts.
     (a) In case the Sunbelt Shareholders shall so object in writing to any claim or claims by

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

NSI made in any Officer’s Certificate, NSI shall have thirty (30) days to respond in a written statement to the objection of the Sunbelt Shareholders. If after such thirty (30) day period there remains a dispute as to any claims, the Sunbelt Shareholders and NSI shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Sunbelt Shareholders and NSI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and the Escrow Agent shall distribute Escrow Amounts from the Escrow Fund in accordance with the terms of the memorandum.
     (b) If no such agreement can be reached after good faith negotiation, either NSI or the Sunbelt Shareholders may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration in accordance with Section 9.7 hereof.
Section 8.8 Actions of the Sunbelt Shareholders. A decision, act, consent or instruction of Jo Murciano, as representative of the Sunbelt Shareholders, shall constitute a decision of all of the Sunbelt Shareholders and shall be final, binding and conclusive upon each such Sunbelt Shareholder, and the Escrow Agent and NSI may rely upon any decision, act, consent or instruction of Jo Murciano as being the decision, act, consent or instruction of each and every such Sunbelt Shareholder. The Escrow Agent and NSI are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of Jo Murciano.
Section 8.9 Third Party Claims. In the event NSI becomes aware of a third-party claim which NSI believes may result in a demand against the Escrow Fund, NSI shall promptly notify the Sunbelt Shareholders of such claim, and the Sunbelt Shareholders shall be entitled, at their expense, to participate in any defense of such claim. NSI shall have the right in its sole discretion to settle any such claim; provided, however, that NSI may not effect the settlement of any such claim without the consent of the Sunbelt Shareholders, which consent shall not be unreasonably withheld. In the event that the Sunbelt Shareholders have consented to any such settlement, the Sunbelt Shareholders shall have no power or authority to object to the amount of any claim by NSI against the Escrow Fund for indemnity with respect to such settlement in the amount agreed to.
Section 8.10 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Sunbelt Shareholders and NSI are making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in Articles III and IV respectively and in any certificates delivered pursuant hereto.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Section 8.11 Insurance Benefits. The amount of any payments required to be made under this Article VIII shall be reduced by the amount of any insurance benefit actually received by the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought. Each party shall notify the other of such receipt of any such insurance benefits.
Section 8.12 Tax Saving. The amount of any payments required to be made under this Article VIII shall be reduced to take into account any Tax benefit actually realized by NSI by reason of the tax deductibility of the item for which the indemnity is being sought but shall be increased to take into account (and to make NSI whole for) any Tax detriment actually suffered by NSI by reason of its receipt of such payments under this Article VIII.
Section 8.13 Limitation as to Indemnified Parties’ Own Negligence. The respective obligations of the Sunbelt Shareholders under Section 8.1 above to provide indemnification with respect to any claim shall be terminated, modified or abated as appropriate if such claim giving rise to Damages for which such indemnification is provided hereunder (a) would not have arisen but for a voluntary act which (i) is carried out by an Indemnified Party after Closing otherwise than in the Ordinary Course of Business or (ii) is carried out after the Closing at the request of, or with the approval, concurrence or assistance of an Indemnified Party otherwise than in the Ordinary Course of Business or (b) is based, in whole or in part, on the negligence or willful misconduct of an Indemnified Party, provided, however, that the indemnification available to any Indemnified Party shall not be so terminated, modified or abated as a result of any alleged negligence or willful misconduct on the part of the Indemnified Parties or any Indemnified Party with respect to due diligence conducted in connection with the Sale. For purposes of this Section 8.13 “voluntary” shall mean an act other than any act which is required to be taken by law or which, if taken, would constitute prudent business practice.
8.14. Indemnification by NSI and Sunbelt. From and after the Closing Date, NSI and Sunbelt will, jointly and severally, indemnify the Sunbelt Shareholders and their current and future affiliates, their respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives, and their respective successors and assigns (collectively, the “Seller Parties” and each individually, a “Seller Party”) and hold the Seller Parties harmless against any loss, expense, liability or other damage, including attorneys’ fees, to the extent of the amount of such loss, expense, liability or other damage that the Seller Parties have incurred by reason of the untruth, inaccuracy or breach by NSI of any representation, warranty, covenant or agreement of NSI contained in this Agreement.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Sunbelt Shareholders contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of NSI until the end of the Escrow Period; provided, however, that the representations and warranties contained in Section 3.6 and 3.16 shall survive until the expiration of the applicable statute of limitations and provided further that the indemnification obligations of the Sunbelt Shareholders pursuant to clause (b) of the first sentence of Section 8.1 shall also survive until the expiration of the applicable statute of limitations. If Escrow Amounts or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Amounts or other assets relate. All representations, warranties, covenants and agreements of NSI contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of the Sunbelt Shareholders until the end of the Escrow Period. Notwithstanding the foregoing, all covenants and agreements set forth in this Agreement that are to be performed following the Closing Date shall survive the Closing and continue in full force and effect until such covenants and agreements are performed in accordance with the terms of this Agreement. In addition, notwithstanding the foregoing, in the case of any fraudulent breach of a representation or warranty or intentional breach of a covenant by either party, the representations and/or warranties and/or covenants that are the subject of such fraud or intentional misconduct shall not terminate until 11:59 p.m. New York, New York time on the day of expiration of the applicable statute of limitations.
Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to NSI:
NSI Software, Inc.
257 Turnpike Road
Southboro, MA 01772
Attention: Chief Executive Officer
Fax No: (508) 229-0866

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

Telephone No: (508) 229-8810
with a copy to:
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, MD 21202
Attention: Thene M. Martin and A. Lynne Puckett
Fax No: (410) 539-6981
Telephone No: (410) 659-2755
(b) if to the Sunbelt Shareholders, to:
Attention: Jo Murciano
7, Allée Jean Houdon
92500 Rueil Malmaison
France
With a copy to the following for informational purposes only and not as notice:
Foley & Lardner LLP
100 North Tampa St., Suite 2700
Tampa, Florida 22602
U.S.A.
Fax: (813) 221-4210
Attention: Curt P. Creely
Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation. Whenever the words “to the Knowledge of the Sunbelt Shareholders” or “known to the Sunbelt Shareholders” or similar phrases are used in this Agreement, they mean when used in reference to (i) an individual, to the actual knowledge of such individual or (ii) a party that is not an individual, to the actual knowledge, of the directors, officers and employees of such party.
Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Disclosure Schedule), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than with respect to the Sunbelt Shareholders, are not intended to confer upon any Person other than the parties hereto (including without limitation any Sunbelt employees) any rights or remedies hereunder.
Section 9.6 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2.
Section 9.7 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, any modification or extension hereof, or any breach hereof (including the question whether any particular matter is arbitrable hereunder) shall be settled exclusively by arbitration, in New York, New York in accordance with the rules of the American Arbitration Association then in force (the “Rules”). The party requesting arbitration shall serve upon the other party to the controversy, dispute or claim a written demand for arbitration stating the substance of the controversy, dispute or claim and the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The recipient of such demand shall within 20 days after such receipt appoint an arbitrator, and the two arbitrators shall appoint a third, and the decision or award of any two arbitrators shall be final and binding upon the parties. In the event that the two arbitrators fail to appoint a third arbitrator within 20 days of the appointment of the second arbitrator, either arbitrator, or either party to the arbitration, may apply to a judge of the United States District Court for New York for the appointment of the third arbitrator, and the appointment of such arbitrator by such judge on such application shall have precisely the same force and effect as if such arbitrator had been appointed by the two arbitrators. If for any reason the third arbitrator cannot be appointed in the manner prescribed by the preceding sentence,

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

either regularly appointed arbitrator, or either party to the arbitration, may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. Should the party upon whom the demand for arbitration has been served fail or refuse to appoint an arbitrator within 20 days, the single arbitrator shall have the right to decide alone, and such arbitrator’s decision or award shall be final and binding upon the parties.
     The parties hereto agree to abide by all awards and decisions rendered in an arbitration proceeding in accordance with the foregoing, and all such awards and decisions may be filed by the prevailing party with any court having jurisdiction over the person or property of the other party as a basis for judgment and the issuance of execution thereon. The fees of the arbitrator(s) and related expenses of arbitration shall be apportioned among the parties as determined by the arbitrator(s).
     Unless otherwise agreed by the parties to the arbitration, all hearings shall be held, and all submissions shall be made by the parties, within ten days of the date of the selection of the last arbitrator, and the decisions of the arbitrator(s) shall be made within 30 days of the later of the date of the closing of the hearings or the date of the final submissions by the parties.
Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that NSI shall be permitted to assign its rights and obligations hereunder to any wholly owned subsidiary of NSI or to any successor in interest to it in connection with a transaction involving a change-in-control of NSI. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.9 Amendment. This Agreement may be amended only upon the written consent of NSI and the Sunbelt Shareholders.
Section 9.10 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
Section 9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 9.13 Fees and Expenses. Except as set forth in this Section 9.13, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (“Transaction Expenses”) shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary herein, as of the Closing Date there shall be no outstanding obligation or debt of Sunbelt or Sunbelt UK for legal or other expenses which remains unpaid.
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*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.

IN WITNESS WHEREOF, NSI and the Sunbelt Shareholders have caused this Agreement to be signed either by their respective officers thereunto duly authorized or , in each case as of the date first written above.

NSI SOFTWARE, INC.
By:	/s/ S. Craig Huke

Name:	S. Craig Huke
Title:	Chief Financial Officer
THE SHAREHOLDERS OF SUNBELT SYSTEM SOFTWARE S.A.S.:
SUNBELT INTERNATIONAL S.A.R.L.

By:	/s/ J Murciano

Name:	Jo Murciano
Title:	Managing director (gérant)
Mr. JO MURCIANO

/s/ Jo Murciano

Name: Jo Murciano
The Company has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Company will furnish the omitted schedules to the Commission upon request.

*	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933.